Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lumos Pharma, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-226366) and Form S-8 (No. 333-178032, No. 333-184880, No. 333-186020, No. 333-203350, No. 333-234644, No. 333- 237590) of Lumos Pharma, Inc. of our report dated April 10, 2020, with respect to the balance sheets of Lumos Pharma, Inc. as of December 31, 2019 and 2018, the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes, which report appears in the Form 8‑K/A of Lumos Pharma, Inc. dated May 29, 2020.

Austin, Texas
May 29, 2020